Exhibit 10.15
Executive Services Agreement
between
Royal Wolf Trading Australia Pty Ltd
(ABN 38 069 244 417)
and
James Harold Warren
THIS IS CERTIFIED AS A
TRUE COPY
     /s/ Simon David Barnet     16/12/03
SIMON DAVID BARNETT
SOLICITOR, SYDNEY

Schedule 1	16
Job description	16
Schedule 2	18
Confidential Information	18
Schedule 3	19
Remuneration Details	19

Executive Services Agreement

This Agreement is made on	2003.
Between
Royal Wolf Trading Australia Pty Ltd (ABN 38 069 244 417) of Suite 202, Level 2, 22-28 Edgeworth David Avenue, Hornsby, NSW 2077 (the “Company”)
And
James Harold Warren of 10 Sofala Avenue, Lane Cove NSW, 2066 (the “Executive”)
Recital
The Company has agreed to appoint the Executive to the Position on the terms and conditions set out in this Agreement
Operative provisions
1.	Definitions and interpretation

1.1	The following words have these meanings in this Agreement unless the contrary intention appears.
“Applicable Rate” has the meaning given to it in clause 8.1.
“Additional Hours” has the meaning given to it in clause 2.7.
“Area of Restraint” means, during the Executive’s Employment, anywhere in the Commonwealth of Australia arid New Zealand or, if for any reason that area is held by a court of competent jurisdiction to be unreasonable, anywhere in the Commonwealth of Australia, and means, between the Termination Date and the end of the Period of Restraint, anywhere in the Commonwealth of Australia.
“Basic Salary” has the meaning given to it in Schedule 3.
“Business” means the activities carried out by Royal Wolf Australia Pty Limited being the hire and sale of new, refurbished, specialised and customised shipping containers throughout Australia.
“Commencement Date” has the meaning given to it in Schedule 3.

“CPI” means the Consumer Price Index, All Groups, Sydney.
“Directors” means all or some of the directors of the Company acting as a board or a committee of the board.
“Document” has the same meaning as in the Evidence Act 1995 (NSW).
“Duties” means the Executive’s duties, functions and responsibilities under this Agreement. “Employment” means employment under this Agreement.
“Financial Year” means a period commencing on 1 January and concluding on 31 December.
“Group” means the Company and its related bodies corporate (as defined in Section 50 of the Corporations Act 2001 and “Group Company” means any one of them.
“Intellectual Property” has the meaning given to it in clause 14.1.
“Invent” means invent, conceive, make or suggest and “Invented” has a corresponding meaning.
“Investor” means Equity Partners Two Pty Ltd (ACN 093 766 280) (as trustee for Equity Partners Two Trust) of Level 12, 60 Margaret Street, Sydney, NSW 2000.
“Managing Director” means the managing director of the Company.
“Performance Bonus” has the meaning given to it in clause 5.1.
“Position” means the position designated in Schedule 3.
“Period of Restraint” means, subject to clause 12.3, the period starting on the Commencement Date and finishing on (i) the third anniversary or, if for any reason that period is held by a court of competent jurisdiction to be unreasonable, (ii) the second anniversary or, if for any reason that period is held by a court of competent jurisdiction to be unreasonable, (iii) the anniversary of the later to occur of:
(a)	disposal by the Executive of all or the remainder of the ordinary shares that he holds in the Company; or

(b)	the Termination Date.
“Remuneration Committee” means the remuneration committee of the Company appointed from time to time in accordance with the Shareholders’ Agreement. “Shareholders’ Agreement” means the shareholders’ agreement between the Company, the Investor, the Executive and certain other persons, executed on or about the date of this Agreement.
“Sick Leave” has the meaning given to it in clause 7.1.

“Subsidiaries” means the subsidiaries of the Company from time to time (if any) as that term is defined in Section 9 of the Corporations Act 2001.
“Termination Date” means the date of termination of the Executive’s employment or engagement with the Company, however caused.
“Writing” -includes typewriting, printing, -lithography, photography and other modes of representing or reproducing words in a visible form and “Written” has a corresponding meaning.
1.2	In this Agreement unless the contrary intention appears:
(a)	a reference to this Agreement or another instrument includes any variation or replacement of either of them which has been agreed in writing between both parties;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instrument under it and consolidations, amendments, reenactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word “person” includes a firm, a partnership, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	a reference to a clause is a reference to a clause of or to this Agreement; and

(h)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.
1.3	Where a day specified by this Agreement for the payment of money falls on a Saturday, Sunday or a day appointed under the Banks and Bank Holidays Act 1912 as a holiday for the whole day, the day so specified will be taken to be the day preceding the day so specified which is not in turn a Saturday, Sunday or day so appointed as a holiday for the whole day.

1.4	Headings are inserted for convenience and do not affect the interpretation of this Agreement.

2.	Employment and Duties of Executive

2.1	The Company employs the Executive and the Executive will serve the Company in the Position and in any additional or substituted employment as may be agreed in writing by the parties.

2.2	The Executive will be responsible to the Directors.

2.3	The Executive agrees to faithfully and diligently perform the Duties and exercise the powers, consistent with the Position:
(a)	as set out in Schedule 1;

(b)	as from time to time may be reasonably assigned to or vested in the

Executive by the Directors;

(c)	subject to clause 9, in Sydney, unless otherwise agreed with the Directors;

(d)	on behalf of any Group Company as if they were Duties to be performed on behalf of the Company, as may reasonably be required by the Directors from time to time.
2.4	The Executive undertakes that, subject to clauses 2.5, 2.6 and 2.7, be will not at any time during the period of Employment without the consent in writing of the Investor hold any position for monetary or other reward which conflicts with the Executive’s performance of the Duties.

2.5	The Executive is not prevented from reasonable involvement in any professional or educational activity or body.

2.6	Nothing in clause 2.4 prevents the Executive from:
(a)	holding for investment purposes only, marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere being collectively not more than 5% of the issued share capital of the listed company; or

(b)	being interested in a company, a firm or a business:
(i)	if that interest has been disclosed in writing to the Investor prior to the Commencement Date; or

(ii)	with the prior approval of a majority of the board of directors of the Company (including at least one director appointed by the Investor), such approval not to be unreasonably withheld, having regard to the business interests of the Group and subject always to the majority of such board being satisfied that the Executive will continue to be able to satisfy fully his obligations under this Agreement; or

(iii)	with the prior written consent of the Investor.
2.7	The Executive agrees to devote all of his time, attention, and skills during business hours of the Company (which shall be 40 hours per week) and at such other times as may be reasonably necessary for the proper performance of the Duties (the “Additional Hours”), without payment of additional remuneration, to:
(a)	the business of the Company; and

(b)	the performance of the Executive’s Duties,
unless prevented by ill-health or accident and except during annual holidays or public holidays under any statute. The Executive acknowledges that the Additional Hours have been taken into account in calculating the Executive’s remuneration and, accordingly, the Executive will not receive additional remuneration for the Additional Hours.

2.8	The Executive agrees to:
(a)	obey all reasonable and lawful directions of the Directors; and

(b)	provide the Directors with information and reports:
(i)	as to the affairs of the Company as the Directors may reasonably request from time to time; and

(ii)	generally, so as to keep the Directors informed of all material developments in or relevant to the Company’s affairs within the scope of the Executive’s Duties.
2.9	The Executive undertakes not to accept payment or other benefit in money or kind from a person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company or its Group Companies.

3.	Commencement and Termination

3.1	The Employment will commence on the Commencement Date specified in Schedule 3 and will continue indefinitely until it is terminated under any of clauses 3.2, 3.4 or 3.6.

3.2	Subject to clause 3.2A, either party may terminate this Agreement by providing the other with three months’ prior notice of termination or, in the case of the Company, by making a payment of three months’ remuneration in lieu thereof.

3.2A	The Company may only terminate this Agreement pursuant to Clause 3.2 if a trigger event, as described in Clause 26 of the Shareholders’ Agreement, occurs and the Company is acting accordance with the processes set out in Clause 26 of the Shareholders’ Agreement.

3.3	If the Executive or the Company gives to the other notice under clause 3.2, the Company will not be obliged to provide the Executive with any work during the notice period and may require that the Executive does not during all or part of any notice period:

(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any customer or client of the Company or any Group Company;

(c)	contact or have any communication with any employee, officer, director or agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company; or

(d)	remain or become involved in any aspect of the business of the Company or any Group Company.
3.4	At any time, the Company may by notice in writing summarily terminate the Employment if the Executive:
(a)	engages in any act or omission constituting gross misconduct;

(b)	commits a serious or, after written warning, serious and persistent breach of this Agreement;

(c)	if he is a director of the Company or any Group Company, becomes disqualified under statute from serving as a director;

(d)	is convicted of an indictable offence (other than a road traffic offence for which a non-custodial penalty is imposed);

(e)	seriously and materially breaches the Shareholders’ Agreement and that breach is not capable of remedy or the Executive fails to remedy the breach within 14 days of being given written notice of the breach.
3.5	If it is alleged that the Executive has engaged in conduct of a type referred to in clause 3.4:
(a)	the Directors shall appoint a person to conduct any investigation they think fit into the allegations of the relevant circumstances;

(b)	the Executive must attend the office of the Company or elsewhere and give information, explanation or other assistance to the person conducting the investigation, as directed by the Directors; and

(c)	during the whole or part of a period of investigation, the Directors may in their sole discretion suspend the Executive with pay for a period:
(i)	to be in the sole discretion of the Directors but not exceeding three weeks; and

(ii)	during which the Company is not obliged to provide the Executive with work.
3.6	If the Executive is unable to perform the Duties because of illness or injury (other than illness or injuries which arise as a result of the Executive’s Employment) for a period exceeding a total of 12 weeks in any consecutive period of 24 weeks the Company may terminate the Employment by giving the

Executive three months’ notice. Such notice of termination must be given whilst the incapacity continues. The Company must withdraw any such notice if, during the currency of the notice, the Executive returns to full time duties and provides a doctor’s certificate satisfactory to the Company to the effect that the Executive has fully recovered his health and that no recurrence of his illness, injury or incapacity is anticipated.

3.7	If the Employment is terminated for any reason, the Executive must immediately resign from any office in the Company and any Group Company to which he has been appointed.

4.	Remuneration

4.1	The Company agrees to provide the Executive during his Employment with the remuneration package set out in Schedule 3.

4.2	The Basic Salary payable to the Executive is set out in Schedule 3 and:
(a)	accrues from month to month;

(b)	is to be paid by equal monthly instalments on or about the 15th day of each month;

(c)	is inclusive of any superannuation contributions required by law, any car allowance, FBT arid any other entitlements the Executive may wish to package;

(d)	is inclusive of any remuneration received or receivable by him in respect of any office or employment in the Company or any Group Company; and

(e)	will be subject to annual increase (but not decrease) in accordance with any increase in CPI only.
4.3	The Executive acknowledges that his first salary review will take place on or around 1 January 2005.

4.4	The Company agrees, on the production of receipts in a form reasonably acceptable to the Company, to reimburse the Executive all out-of-pocket expenses reasonably incurred by the Executive in the proper performance of his Duties including reasonable expenses relating to entertainment, accommodation, meals, and travel.

4.5	The Executive agrees to the deduction from his salary or other sums due to him of:
(a)	statutory deductions, including tax;

(b)	any deductions which the Executive has authorised the Company to make;

(c)	contributions payable by the Executive under any superannuation scheme or fund nominated by the Executive of which he is a member; and

(d)	other amounts owed by the Executive on any account to the Company or any Group Company.
5.	Performance Bonus

5.1	The Executive shall be entitled to a Performance Bonus (which will be subject to annual CPI adjustment), as detailed in Schedule 3, which shall be structured so that:
(a)	The Performance Bonus is only payable if the Key Performance Indicators (KPI’s) set out in Schedule 3 have been met for the relevant period;

(b)	Subject to (a) above, the Performance Bonus will be payable in two instalments: 40% of the Performance Bonus will be payable after the mid-point of the Company’s financial year, in relation to year-to-date performance of the Company for the first six months of the financial year; and 60% of the Performance Bonus will be payable after the end of the financial year once the Company’s Board has accepted the Company’s full year results;

(c)	if no Performance Bonus is payable after the mid-point of the Company’s financial year, that part may still be recouped at the end of the year if at that point the Company has achieved all of its KPI’s as set out in Schedule 3; and

(d)	if at the end of the full financial year the Company’s cumulative year-to-date KPI’s as specified in Schedule 3 have not been achieved, then the Executive must repay any Performance Bonus already received in relation to that year.
6.	Leave

6.1	The Executive is entitled to 20 days annual leave in accordance with the relevant State legislation, as amended from time to time. The Executive will also be entitled to any unused annual leave which has been accumulated by the Executive in the course of his employment by the Company prior to the Commencement Date.

6.2	The Executive will be entitled to long service leave in accordance with the relevant State legislation, as amended from time to time. For the purposes of calculating any long service leave entitlements, the Executive’s employment is deemed to have commenced on 25 May 1998. The Company and the Executive agree that the dollar value of the Executive’s long service leave entitlement for the period from 25 May 1998 until the Commencement Date is $17,504.41. Any additional long service leave which will accrue from the Commencement Date will be calculated based on the Executive’s Basic Salary from time to time under this Agreement.

7.	Illness and Sick Leave

7.1	If the Executive:
(a)	is prevented by illness, accident or an or cause from duly performing his Duties; and

(b)	furnishes evidence if so required to the Company, satisfactory to the Company (acting reasonably) of his incapacity, the Executive will receive his full salary under this Agreement for the period of incapacity not exceeding a period of ten days during any year of service (“Sick Leave”), unless the Company, at its absolute discretion, agrees to increase this period in any calendar year.

7.2	Any period of Sick Leave which remains untaken will accumulate from year to year. However, the Executive may not take more than fifteen days Sick Leave in any calendar year.

7.3	The Executive is not entitled to any payment with respect to untaken Sick Leave upon the termination of the Employment.

7.4	The Executive must notify a Director as early as possible on each day of his absence from work, giving the reason for, and likely duration of his absence.

7.5	The Executive must give the Company a medical certificate for absences through illness or injury of more than three consecutive days.

8.	Superannuation

8.1	As set out in clause 4.2(c), the Basic Salary includes the superannuntion contributions payable at the rate applicable (currently 9%) under the relevant superannuation legislation and related legislation (the “Applicable Rate”).

8.2	Therefore, if the Applicable Rate increases so that it exceeds 9%, additional contributions to the Executive’s nominated superannuation fund (if required) will be made out of the Basic Salary.

9.	Travel by the Executive
The Executive agrees to travel without further remuneration (except out-of-pocket expenses, as provided by clause 4.4) within or outside Australia on the business of the Company or any Group Company as and when necessary for the performance of the Duties and as may reasonably be required of him by the Directors.
10.	Policies and Procedures
The Executive will comply with the Company’s staff policy agreement as amended from time to time. To the extent that the staff policy agreement is inconsistent with the terms and conditions of this Agreement, this Agreement will prevail.

11.	Confidentiality

11.1	Subject to clause 11.2, except with the consent of the Company (including at least one director appointed by the Investor), the Executive will not, either during the period of his employment or for the Period of Restraint anywhere in the Area of Restraint make use of or divulge to any person any confidential technical or commercial information including customer lists and supply lists or any manufacturing, marketing or promotional know how or technique of a secret or confidential nature relating to the Business or its promotion and development except in the proper performance of his Duties. Nothing in this clause will prohibit disclosure of marketing or promotional know how to other Royal Wolf companies

11.2	The Executive undertakes that he will during the period of the Employment use his best endeavours to prevent the publication, use or disclosure of any trade secret or confidential information referred to in clause 11.1.

11.3	Without limiting the generality of the trade secrets or confidential information described in clause 11.1, the undertaking in this clause will also apply to the confidential information which is listed in Schedule 2 to this Agreement by the Company.

11.4	Upon being requested to do so by the Company, the Executive undertakes to enter into such confidentiality agreements with the Company, any Group Company, or any of their respective clients, as the Company may require.

12.	Restrictions

12.1	Subject to clause 12.2, except with the consent of the Company (including at least one director appointed by the Investor), the Executive will not, during the Period of Restraint and anywhere in the Area of Restraint:
(a)	either directly or indirectly and whether as principal, partner, director, agent, consultant, employee, assistant, investor or otherwise howsoever be engaged, participate or be interested in carrying on any business in competition with the Business or the business of any Subsidiary, nor permit any of their names to be used in connection with such business, with the exception of such businesses (if any) as may have been notified in writing by the Executive to the Company before the Commencement Date or agreed to by the Investor during the period of its investment in the Company; or

(b)	entice or endeavour to entice into employment any person who was a director or an employee of the Company at any time in the 12 months prior to the Termination Date.
12.2	Nothing in clauses 11 or 12 prevents the Executive from:

(a)	holding for investment purposes only, marketable securities quoted at the time of acquisition on a recognised stock exchange in Australia or elsewhere being collectively not more than 5% of the issued share capital of the listed company; or

(b)	being interested in a company, a firm or a business:
(i)	if that interest has been disclosed in wiiting to the Investor prior to the Commencement Date; or

(ii)	with the prior approval of a majority of the board of directors of the Company (including at least one director appointed by the Investor), such approval not to be unreasonably withheld, having regard to the business interests of the Group and subject always to the majority of such board being satisfied that the Executive will continue to be able to satisfy fully his obligations under this Agreement; or

(iii)	with the prior written consent of the Company (including at least one director appointed by the Investor).
12.3	If the Company terminates the Employment, or if the Executive ceases to be employed by the Company as a result of the Investor exercising a right under this Agreement or the Shareholders Agreement, then the Executive and the Company must meet for the purpose of agreeing whether the Period of Restraint shall be varied or waived. In the absence of any such agreement, the Period of Restraint shall be deemed to be the period commencing on the Commencement Date and ending:
(i)	36 months or, if for any reason that period is held by a court of competent jurisdiction to be unreasonable,

(ii)	24 months or, if for any reason that period is held by a court of competent jurisdiction to be unreasonable,

(iii)	12 months,
after (a) the event giving rise to the operation of this clause 12.3, or (b) the date when the Executive ceased to be a shareholder under the Shareholders’ Agreement.

12.4	The Executive acknowledges that during the Employment with the Company the Executive has or will become possessed of secret and confidential information relating to the trade secrets and business or finances of the Company or its Group Companies, and their respective clients and customers, and the disclosure or use of such knowledge and information could materially harm the Company and therefore agrees that the covenants contained in clauses 11 and 12 are reasonable and necessary for the protection of the business of the Group.

12.5	Without limiting the operation of the Restraint of Trade Act 1976 (NSW), if:
(a)	any of the restrictions contained in this clause are judged to be unenforceable by a Court or Tribunal because they go beyond what is reasonable to protect the business of the Company, and

(b)	these restrictions would be judged reasonable by that Court or Tribunal if the extent of the restrictions (including, but not limited to, the time periods or geographical areas) were reduced, then these restrictions will be reduced by the minimum amount required by that Court or Tribunal to make them enforceable.

13.	Documents and other Property of the Company

13.1	Upon the termination of this Agreement the Executive agrees to deliver to the Company or its authorised representative without any further demand:
(a)	documents in the Executive’s possession or control relating in any way to any confidential information or trade secrets of the Company or any Group Company or its or their clients, or to the business or affairs of the Company or any Group Company or its or their clients; and

(b)	any property of the Company or any Group Company or thing to which the Company or any Group Company is entitled.
13.2	The Executive is not entitled to retain a copy of a document referred to in clause 13.1.

14.	Copyright, Intellectual Property and Invention

14.1	If at any time in the course of the Employment the Executive makes or discovers or participates in the making or discovery of any invention or protectible work or design (“Intellectual Property”) he shall immediately disclose full details of such Intellectual Property to the Company and at the request and expense of the Company he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

14.2	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign or execute any instrument or do any thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause relating to Intellectual Property.

14.3	The Executive hereby waives, to the extent permitted by law, all of his moral rights in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property that is the property of the Company.

14.4	All rights and obligations under this clause in of Intellectual Property or discovered by the Executive during the Employment shall continue in full force and effect after the termination of the Employment and shall be binding upon the Executive’s personal representatives.

15.	Continuing Obligations
Any provision of this Agreement remaining to be performed or observed by the Executive or having affect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Executive.
16.	Governing law and jurisdiction

16.1	This Agreement and the transactions contemplated by this Agreement are governed by the law in force in New South Wales.

16.2	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement.

16.3	Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 17.

17.	Notices

17.1	A notice, approval, consent, or other communication in connection with this Agreement:
(a)	must be in writing; and

(b)	must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee which is specified in this clause or, if the addressee has notified the other party that another address is the address for service, then to that address, or sent by facsimile to the other party.
The address of each party is:

The Company
Address:	Suite 202. Level 2,
22-28 Edgeworth David Avenue
Hornsby NSW 2077
Fax:	9482 3477

The Executive
Address:	10 Sofala Avenue
LANE COVE NSW 2066

17.2	A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

17.3	A letter or facsimile is taken to be received:
(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

(b)	in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.
18.	Assignment
The rights under this Agreement are personal. A party may not assign his rights under this Agreement without the written consent of the other party.
19.	Severability
(a)	The parties consider the covenants, obligations and restrictions contained in this Agreement (“the Covenants”) to be reasonable in all the circumstances of the Employment.

(b)	Subject always to clause 12.5 and the operation of the Restraint of Trade Act 1976 (NSW), each and every part of the Covenants will be taken to be a severable and independent covenant with the intent that, if they are, taken together, adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable with any one or more Covenants or any one or more parts of the Covenants deleted, the Covenants will be taken to apply as if those Covenants or parts of Covenants so adjudged unreasonable were deleted.
20.	Waiver and Variation

20.1	Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement does not affect or impair that provision in any way or the rights of the Company to avail itself of the remedies it may have in respect of any breach of that provision.

20.2	A provision of or a right created by this Agreement may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.
21.	Entire agreement
Unless the contrary intention appears, this Agreement constitutes the entire agreement of the parties and its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.
22.	No Representations and Warranties
The Executive acknowledges that in entering into this Agreement he has not relied on any representations or warranties about the subject matter of this Agreement except as provided in this Agreement.
23.	Independent Legal Advice
The Executive acknowledges that he has read the terms of this Agreement and understands it. The Executive further acknowledges that he has had a reasonable opportunity to obtain independent legal advice regarding the effect and impact of this Agreement, and in particular clauses 11, 12, 13 and 14.

Schedule1
Job description

Job Title:	Chief Operating Officer
Reports to:	Chief Executive Officer and Board
SUMMARY
Manages and directs the Company and the Group toward its primary objectives, being the achievement of and growth in profit and return on capital as targeted in the Group’s annual budgeted profit and loss statement, by performing the following duties personally or through subordinate managers.
ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.
•	Plan, coordinate, and manage the daily operation of the Group through the organisation’s managers to ensure the optimum health and performance of the Group at all times.

•	Establish and strive for current and long-range goals, objectives, strategic and operating plans and policies, subject to approval by the board of Directors.

•	Dispense advice, guidance, direction and authorisation to carry out major plans, standards and procedures, consistent with established policies and approval of the board of Directors.

•	Work with the Company’s other executives on a day-to-day basis to ensure that operations are .being executed in accordance with the Group’s policies.

•	Oversee the adequacy and soundness of the Group’s financial structure.

•	Review operating results of the Group, comparing them to established objectives, and take the necessary steps to ensure that appropriate remedial measures are taken in a timely and efficient manner in order to correct unsatisfactory results/trends.

•	Plan and head all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the board of Directors.

•	Encourage and maintain optimum inter and intra company communications.

•	Represent the Group toward and with major clients, our shareholders, the financial community and the general public (end consumers).

•	Guide, direct and encourage management in the development, production, promotion, and financial aspects of the Group’s products and services.

•	Direct the preparation of short-term and long-range plans and budgets based on broad corporate goals and growth objectives.

•	Oversee the Group’s senior management team in the establishment and employment of best-practice operating policies.

•	Implement programs that meet corporate goals and objectives.

•	Create the structure and processes necessary to manage the Group’s current activities and its projected growth.

•	Maintain a sound plan of corporate Royal Wolf, establishing policies to ensure adequate management development and to provide for capable management succession.

•	Evaluate the results of overall operations regularly and systematically report these results to the board of Directors.

•	Ensure that the responsibilities, authorities and accountability of all direct subordinates are clearly defined and understood by each party.

•	Ensure that all Group activities and operations are carried out in compliance with local, state and federal regulations and laws governing business operations.

•	Oversee and direct treasury, budgeting, audit, tax, accounting, purchasing, real estate, long range forecasting, and insurance activities for the Group.

Schedule 2
Confidential Information
1.	The Group’s business and strategic plans.

2.	The Group’s budgets and financial projections.

3.	Information, documents or knowledge that by their nature are confidential relating to the business affairs, finances or transactions of the Group.

4.	Manuals, procedures, computer programs, policies and procedures of the Group.

5.	Details of customers and clients.

6.	Pricing information.

7.	Information or data that is designated, labelled or treated by the Company or any of the Group Companies as confidential.

Schedule 3
Remuneration Details

Position:	Chief Operating Officer.

Basic Salary:	$225,000. This amount is inclusive of superannuation, car allowance, FBT and any other entitlements the Executive may wish to package. This amount will be increased (but not decreased) by CPI only each year.

Performance Bonus:	Maximum Performance Bonus of $150,000 (also increased but not decreased by CPI each year), of which up to 40% is payable after the first six months of the Company’s financial year, with the balance payable after completion of the full financial year.

Payment of the Performance Bonus is conditional upon the achievement of the KPI’s set out below. Once the KPI’s are satisfied, calculation of the amount of the bonus to be paid is determined by reference to % achievement of budgeted Group EBITDA in accordance with the following schedule:

% of Budgeted	Bonus Payable for full
RWTA EBITDA	year
80-85	$50,000
>85-90	$75,000
>90-95	$100,000
>95-100	$130,000
>100-105	$135,000
>105-110	$140,000
>110-115	$145,000
>115	$150,000

The initial budgeted RWTA EBITDA target for calendar 2004 is $8.0m.

The Performance Bonus is payable in cash and is inclusive of any superannuation payable.

KPI’s:	Up to the date of payment of the Performance
Bonus:
- All debt covenants have been met and complied with; and
- All external financial obligations, including payments for vendor finance and preferred dividends to “B” shareholders, have been met and complied with.

Benefits:	Car parking, mobile phone, notebook computer

Commencement Date:	The date of this Agreement.

Executed as an agreement

)
Signed by	)
Royal Wolf Trading Australia Pty Ltd	)
by a director and secretary/director:	)

/s/ P. B. Johnson		/s/ M. P. Baxter

Signature of secretary/director		Signature of director

/s/ P. B. Johnson		/s/ M. P. Baxter

Name of Secretary/director (please print)		Name of Director
(please print)

Signed by	)
James Warren	)
representative in the presence of:	)
)

/s/ P. B. Johnson		/s/ James Warren

Signature of witness		Signature of James Warren

/s/ Simon David Barnett Name of witness (please print)